EXHIBIT 10.12

January 9, 2016

VIA EMAIL

Thomas E. Rollins

xxxxx xxxxxxxxx xxx

xxxxxx, xx xxxxx

Re: Employment Terms

Dear Tom,

On behalf of Assembly Biosciences, Inc. (" Assembly" or the " Company"), we are pleased to offer employment to you on the following terms:

1.          Position: Your initial title will be Chief Development Officer and Head of Microbiome Program and you will initially report to the Company’s Chief Executive Officer (“CEO”). This is a full-time position. You will perform the duties of Chief Development Officer and Head of Microbiome Program faithfully. You will devote your full working time, attention and energies to the business of the Company. You acknowledge that the Company has offices in New York City, Indiana and San Francisco, California and, notwithstanding where you live, you agree to travel to the Company’s offices and such other locations as deemed necessary and appropriate by the Company to perform your duties for the Company. You understand that as the Company’s Head of Microbiome Program your relocation may be required to best serve this program. While the Company would not ask you to relocate prior to 2017, you understand that it is an issue we may discuss with you at some point. The Company would of course pay all reasonable expenses incurred by you in connection with any such relocation, subject to submitting supporting documentation. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time), without prior written consent from the CEO. For avoidance of doubt, you may serve on the boards of charitable, educational and other non-profit organizations so long as they don’t interfere with your work. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.          Start Date: Unless otherwise agreed, your first day of employment will be January 11, 2016.

3.          Salary: The Company will pay you a starting salary at the rate of $360,000.00 per year (your “Base Salary”), payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

4.          Bonuses: You will be eligible to receive annual performance bonuses of up to 35% of your Base Salary. The actual bonus is discretionary and will be subject to the assessment of your performance, as well as business conditions at the Company as determined by the Company’s Board of Directors (the “Board”) or the Compensation Committee, in its sole discretion. No bonus is earned until paid. To the extent the Company decides to award you a bonus, such bonus will be paid to you no later than two and one-half (22) months following the end of the calendar year in which such bonus was earned.

5.          Benefits: As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

6.          Stock Options: Subject to the approval of the Board or its Compensation Committee, you will be granted an option to purchase 125,000 shares of the Company’s Common Stock. The exercise price per share will be determined by the Board or the Compensation Committee when the option is granted and will be equal to at least the fair market value of the Company’s Common Stock as of the date of grant. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2010 Stock Incentive Plan (the “Plan”), as described in the Plan and the applicable stock option agreement. The option will vest and become exercisable in four equal annual installments of 1/4 of the underlying shares of Common Stock on each anniversary of your employment start date with the Company, such that all shares of Common Stock underlying the option will be vested and exercisable on the date four (4) years after your employment start date, subject to your continued employment with the Company through each applicable vesting date.

7.          Separation Benefits. Except as provided at the end of this paragraph, in the event you are terminated by the Company without Cause (as defined below) provided that you sign and do not revoke a Release Agreement in a form provided by the Company within the time period specified therein (which time period shall not exceed sixty (60) days), the Company shall provide the following benefits to you, referred to herein as the “Separation Benefits”: (i) the continued payment in installments of yours then-current Base Salary (less applicable taxes and withholdings) for a period of twelve (12) months following the date of termination (the “Separation Pay”) (unless the termination date occurs upon a Change in Control (as defined in Section 409A (as defined below)) or within the six month period thereafter, in which case the Separation Pay shall include an amount equal to the annual bonus at target and shall be paid in a lump sum within 60 days of the date of termination); (ii) all Equity Awards which would have become vested during the twelve (12) months following the termination date shall accelerate and vest (unless termination date occurs within the six month period after a Change in Control, in which case all of the time–based Equity Awards will become immediately vested); (iii) the extension of the exercise period for all vested Stock Options to the end of their term; and (iv) provided that you properly and timely elect to continue your health insurance benefits under COBRA or applicable state continuation coverage after the date of termination, reimbursement for your applicable health care continuation coverage premiums for the lesser of (A) the twelve (12) month period following the month in which the termination date occurs, or (B) the maximum period permitted by applicable law, provided that the Company’s obligation to pay a portion of your health continuation coverage premiums will terminate if you become eligible for insurance benefits from another employer during the reimbursement period. Except as noted above, the Separation Pay will be paid in installments until the end of the 12-month period at the same rate as the Base Salary in accordance with the Company’s normal payroll practices for its employees. You understand that if you are eligible to receive the Separation Benefits, such Separation Benefits shall be in lieu of and not in addition to any other severance benefits. Notwithstanding the foregoing, if you are entitled to receive the Separation Benefits but you violate any provisions of this Agreement or any other agreement entered into by you and the Company, the Company will be entitled to immediately stop paying any further installments of the Separation Benefits. Notwithstanding anything in this paragraph to the contrary, if the Company makes the determination that it is in the best interest of the Company or its Microbiome Program for you to relocate and you decide that you are unwilling to relocate, in lieu of the Separation Benefit provided above, the Company and you will negotiate in good faith a reasonable modified “separation benefit” that provides for less Separation Pay and less vesting of options than provided above.

“Cause”” shall mean (i) your conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (ii) your gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (iii) your material violation of any provision of any agreement(s) between you and the Company including relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions, which, if curable, such violation is not cured within thirty (30) calendar days following delivery of written notice to you specifying in reasonable detail key elements of such violation.

8.          Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A. Additionally, as a Company employee, you will be expected to abide by Company rules and regulations, sign and comply with the Company Insider Trading Policy and, acknowledge in writing that you have read the Company’s Employee Handbook.

9.          Representation Regarding Other Obligations: This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote your full business time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. The Company reserves the right to rescind this offer should it determine that any such restriction poses a legal risk to the Company. Additionally, please understand it is the policy of the Company not to solicit or accept proprietary information and / or trade secrets of other companies or third parties. If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

10.         Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

11.         Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

12.         Section 409A. For purposes of this letter agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this letter agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6- month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent that any provision of this letter agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. Payments pursuant to this letter agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this letter agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in- kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this letter agreement, if the Change in Control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A, the amount of cash Separation Pay, if any, shall be paid in equal installments in accordance with the Company’s then payroll practice over a 12-month period. Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment.

13.         Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by Indiana law, excluding laws relating to conflicts or choice of law.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on January 11, 2016. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Sincerely,

/s/ Derek Small
Derek Small
Chief Executive Officer

I have read and accept this employment offer:

/s/ Thomas E. Rollins

Signature of Thomas E. Rollins Dated: January 9, 2016 Attachment

Exhibit A: Proprietary Information and Inventions Agreement